EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan of Consolidated Communications Holdings, Inc., of our reports dated March 1, 2018, with respect to the consolidated financial statements of Consolidated Communications Holdings, Inc. and the effectiveness of internal control over financial reporting of Consolidated Communications Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
November 6, 2018